10f-3

MAXIM SERIES FUND, INC.
Fund Name – Maxim Loomis Sayles Small Cap Value

RULE 10f-3 COMPLIANCE REPORT OF PROPOSED PURCHASE(S) OF SECURITIES FROM AFFILIATED UNDERWRITING SYNDICATES

1.	Name of Issuer:	Mariner Energy Inc.
2.	Description of Securities:	Common Stock
3.	Name of Selling Syndicate Member:	JP Morgan, Credit Suisse, & Merrill Lynch
4.	Other Members of Syndicate:	Natixis Bleichroeder Inc (Affiliated) Calyon Capital One Howard Weil Tudor Pickering
5.	Nature of Underwriting:	/ / Competitive Bidding / /Negotiated Purchase /x/ Syndicate set Price
6.	Public Offering Price Per Unit:	$14.50
7.	Underwriting Compensation:	0%
8.	Proposed Purchase(s) for Fund:	Total Offering	Amount to be Purchased by Fund	Fund Purchase as % of Total Offering
		$145,000,000	$272,905.19%
9.	Total Assets of Fund (at June 4, 2009):	$223,768,680

10.           Compliance with Rule 10f-3
and Written Procedures:                                         Maxim Series Fund, Inc. hereby represents and warrants, as follows:

Condition 1:                                                                The Securities to be purchased by the Fund:

X                   Are registered under the Securities Act of 1933;

à	Are part of an Eligible Foreign Offering conducted under the laws of a country other than the United States that meets the following conditions:

the offering is subject to regulation by a “foreign financial regulatory authority,” as defined in Section 2(a)(50) of the Act in such country;

the securities are offered at a fixed price to all purchasers in the offering (except for any rights to purchase securities that are required by law to be granted to existing security holders of the issuer);

financial statements, prepared and audited in accordance with standards required or permitted by the appropriate foreign financial regulatory authority in such country, for the two years prior to the offering, are made available to the public and prospective purchasers in connection with the offering; and

if the issuer is a domestic issuer, it meets the following conditions:

it has a class of securities registered pursuant to section 12(b) or 12(g) of the Securities Exchange Act of 1934 or is required to file reports pursuant to section 15(d) of such act; and

it has filed all the material required to be filed pursuant to section 13(a) or 15(d) of the 1934 Act for a period of at least 12 months immediately preceding the sale of securities made in reliance upon this (or for such shorter period that the issuer was required to file such material); or

                            à Are part of an Eligible Rule 144A Offering that meets the following conditions:

    the securities are offered or sold in transactions exempt from registration under section 4(2)
    of the Securities Act of 1933, Rule 144A thereunder, or Rules 501-508 thereunder;

    the securities are sold to persons that the seller and any person acting on behalf of the seller reasonably believe to include qualified institutional buyers, as defined in Rule 144A(a)(1);

    the seller and any person acting on behalf of the seller reasonably believe that the securities are eligible for resale to other qualified institutional buyers pursuant to Rule 144A.

Condition 2: X
The securities will be purchased by the fund at not more than the public offering price prior to the end of the first full business day on which the offering is made; or

The securities are part of a rights offering and will be purchased on or before the fourth day preceding the day on which the rights offering terminated.

Condition 3:                        X
The securities are part of an issue to be offered to the public in a firm commitment underwriting or pursuant to other underwriting arrangements specific to a particular country, the practical realities of which are effectively the equivalent of a firm commitment offering.

Condition 4: X	The underwriting compensation to be paid is reasonable and fair, as evidence by the fact that the spread does not exceed the spreads in the following two underwritten offerings:

Issuer                                             Description of Securities                                                                Managing Underwriter                                                      Date                      Spread
N/A

The Securities issued in such offerings were similar to those proposed for purchase by the Fund and the period during which each such offering was made is comparable to the present in terms of factors affecting underwriting compensation.

Condition 5: X	The issuer of the securities has been in continuous operations for three years or longer.

Condition 6: X	The principal amount of securities of any class of such issue to be purchased by the Fund (including all other Maxim Funds) does not exceed 25% of the total principal amount of the offering.

Condition 7: X	The purchase(s) proposed for the Fund will not be directly or indirectly made from any of the persons named in condition 10 of the Procedures.

Maxim Loomis Sayles Small Cap Value Portfolio of MAXIM SERIES FUND, INC.

By: _/s/Donald P. Ryan______________________________

Donald P. Ryan

Title: Vice President, Chief Compliance Officer and Counsel

Dated: August 25, 2009